Exhibit 99.1
EARNINGS RELEASE

Investor Contacts:	Media Contact:
Kelly Loeffler, VP, Investor Relations & Corp. Communications	Ellen Resnick
IntercontinentalExchange	Crystal Clear Communications
770-857-4726	773-929-9292 (o); 312-399-9295 (c)
kelly.loeffler@theice.com	eresnick@crystalclearPR.com

Sarah Stashak, Director, Investor & Public Relations
IntercontinentalExchange
770-857-0340
sarah.stashak@theice.com
IntercontinentalExchange Reports Record Revenues and Net Income
for First Quarter 2008
•	1Q08 Net Income Rises 66% to Record $92.3 MM; 1Q08 EPS of $1.29
•	1Q08 Revenues Up 64% to Record $207.2 MM
•	Record Quarterly Volume Exceeds 100 Million Contracts
ATLANTA, GA (May 2, 2008) — IntercontinentalExchange, Inc. (NYSE: ICE), a leading operator of global exchanges and over-the-counter (OTC) markets, reported record consolidated net income for the first quarter of 2008 of $92.3 million, a 66% increase compared to $55.6 million for the first quarter of 2007. Diluted earnings per share (EPS) in the first quarter were $1.29, an increase of 61% over the prior year’s first quarter of $0.80. Consistent with prior guidance, first quarter EPS was reduced by $0.02 per share due to costs associated with the closure of the futures pits at ICE Futures U.S.TM. Consolidated revenues in the first quarter increased 64% to a record $207.2 million, from $126.6 million in the first quarter of 2007. This marks ICE’s ninth consecutive quarter of record revenues.
ICE’s futures exchanges achieved record volume in the first quarter of 2008, increasing 39% to 62.5 million contracts. During the quarter, average daily volume (ADV) exceeded 1 million contracts for the first time: ADV for ICE Futures EuropeTM was 616,150 contracts; ADV for ICE Futures U.S. was 370,372 contracts; and ADV for ICE Futures CanadaTM was 18,190 contracts. Average daily commissions for ICE’s global OTC segment during the first quarter of 2008 rose 70% to a record $1,280,223. For acquired businesses, volume and commission levels reflect only the time period after the closing date of each transaction. ICE Futures U.S., formerly the New York Board of Trade, was acquired on January 12, 2007 and ICE Futures Canada, formerly the Winnipeg Commodity Exchange, was acquired on August 27, 2007.
“ICE’s record first quarter is a result of our strategy to serve the rising demand for commodity price transparency, which enables efficient markets, hedging and risk management,” said Jeffrey C. Sprecher, ICE Chairman and Chief Executive Officer. “We have numerous initiatives underway to support growth across new and existing asset classes. Our organic growth remains strong despite the broader credit market issues over the past three quarters, and we have experienced record transaction volume in our markets this year. We look forward to the launch of our European clearing house, which will further enhance credit intermediation in ICE’s markets and beyond.”
Sprecher continued: “We have been very focused on entering the equity index business and facilitating the transition of the Russell Index futures to ICE. Usage of Russell’s U.S. indexes is at an all-time high, demonstrating the strong value in the Russell franchise and illustrating its potential impact to our business as exclusive trading of Russell equity futures products begins on ICE this fall. With the fastest matching engine in the futures markets today, we are continuing to offer additional user benefits through our extensive and ongoing technology enhancements. Finally, we continue to evaluate a range of M&A opportunities to expand our position as one of the most diversified and global derivatives markets in the world.”
First Quarter 2008 Results
ICE’s first quarter 2008 consolidated revenues increased 64% to $207.2 million compared to $126.6 million in the first quarter of 2007. Consolidated transaction revenues increased 62% to $177.4 million in the first quarter of 2008, from $109.3 million in the first quarter of 2007. The increase in transaction revenue was driven primarily by new products, strong trading volume in our futures and global OTC segments, and the entry of new participants in ICE’s markets.
Transaction revenues in ICE’s futures segment, comprising ICE Futures Europe, ICE Futures U.S. and ICE Futures Canada, totaled $97.4 million in the first quarter of 2008, an increase of 57% over $62.1 million in the same period in 2007.
In the first quarter of 2008, ICE Futures Europe recorded volume of 38.8 million contracts. ADV for ICE’s European futures business rose to a record 616,150 contracts, an increase of 16% compared to the first quarter of 2007. The average rate per contract (RPC) for ICE Futures Europe in the first quarter was $1.25. ICE Futures U.S. and ICE Futures Canada recorded first quarter volume of 22.6 million contracts and 1.1 million contracts, respectively. ADV for ICE Futures U.S. was a record 370,372 contracts in the first quarter of 2008, a 79% increase compared to the same period in 2007. ADV for ICE Futures Canada was a record 18,190 contracts during the quarter, a 45% increase compared to the year-ago period. First quarter RPC for ICE Futures U.S. agricultural futures and options contracts was $2.14.
First quarter 2008 transaction revenues in the global OTC segment increased 69% to $80.0 million, compared to $47.3 million in the same period in 2007. Average daily commissions increased 70% to a record $1,280,223, compared to $754,499 in the first quarter of 2007. Average daily commissions reflect daily trading activity in ICE’s OTC markets. Cleared contracts accounted for 89% of OTC contract volume during the first quarter of 2008.
Consolidated market data revenues increased 76% during the first quarter of 2008 to $24.7 million compared to $14.0 million in the same period in 2007. Consolidated other revenues increased $1.8 million during the first quarter to $5.1 million from $3.2 million in the same period in 2007.
Consolidated operating expenses for the first quarter of 2008 were $62.9 million, an increase of 34% compared to $47.0 million in the same period of 2007. This rise is primarily attributable to increased depreciation and amortization expenses recorded on fixed and intangible asset additions associated with acquisitions, increased non-cash compensation expenses, severance costs due to the closure of the futures pits at ICE Futures U.S., and professional services expenses relating to the establishment of ICE Clear Europe. Amortization expenses on acquired intangibles were $3.4 million for the first quarter of 2008 compared to $1.9 million in the same period of 2007. Floor closure costs during the first quarter, which primarily related to severance costs, were $2.1 million, reducing reported EPS for the quarter by $0.02 per share. Non-cash compensation for the quarter was $7.9 million, compared to $3.8 million in the first quarter of 2007. Expenses relating to the establishment of ICE Clear Europe were in line with guidance at $2.3 million during the first quarter of 2008, compared to $0.5 million in the first quarter of the prior year.
First quarter 2008 consolidated operating income was $144.3 million, up 81% compared to $79.6 million in the first quarter of 2007. Operating margin was 70% for the first quarter of 2008, compared to 63% for the same period in 2007.
Other income decreased $8.8 million year-to-year, primarily due to a $9.3 million gain recognized for the completed sale of our UK disaster recovery in the first quarter of 2007.
The effective tax rate for the first quarter of 2008 was 35.2% compared to 36.7% for the first quarter of 2007.
Additional Information
•	ICE had 512 employees, including 18 from the acquisition of YellowJacket Software, Inc., at March 31, 2008. ICE expects headcount to increase between 5% and 10% during 2008, excluding headcount additions relating to any new acquisitions.
•	ICE reiterates its non-cash compensation expense guidance in the range of $32 million to $34 million for 2008, assuming certain full-year performance targets are achieved. If performance targets are exceeded, non-cash compensation expense could increase by up to 45%. Non-cash compensation expense guidance will be provided quarterly to reflect updated business performance relative to targets.
•	ICE has decreased expectations for depreciation and amortization for 2008 to a range of $50 million to $54 million. This includes amortization relating to the exclusive license for U.S. Russell Index futures of $0.7 million in the third quarter and $6.5 million in the fourth quarter. ICE will also continue to record $1.5 million in interest expense relating to the license in each quarter of 2008.
•	ICE’s consolidated tax rate is expected to be in the range of 34% to 36% for 2008.
•	ICE forecasts the diluted share count for the second quarter of 2008 to be in the range of 71.1 million to 71.9 million weighted average shares outstanding, and the diluted share count for fiscal year 2008 to be in the range of 71.1 million to 72.1 million weighted average shares outstanding.
•	ICE Clear Europe is expected to commence operations in July 2008. Development expenses for ICE Clear Europe incurred in 2007 and 2008 total approximately $7 million to date, in-line with guidance.
Earnings Conference Call Information
ICE will hold a conference call today, May 2, at 8:30 a.m. ET to review its first quarter financial results. A live audio webcast of the earnings call will be available on the company’s website at www.theice.com under About ICE/Investors & Media. Participants may also listen via telephone by dialing (888) 211-9951 if calling from the United States, or (913) 312-0827 if dialing from outside of the United States. For participants on the telephone, please place your call ten minutes prior to the start of the call.
The call will be archived on the company’s website for replay. A telephone replay of the earnings call will also be available at (888) 203-1112 for callers within the United States and at (719) 457-0820 for callers outside of the United States. The passcode for the replay is 9403070.
Historical futures volume and OTC commission data can be found at:
http://ir.theice.com/supplemental.cfm
About IntercontinentalExchange
IntercontinentalExchange® (NYSE: ICE) is a leading operator of global exchanges and over-the-counter (OTC) markets. ICE offers futures and OTC markets on a single trading platform, including markets for crude oil and refined products, natural gas, power and emissions, as well as agricultural commodities and financial products such as canola, cocoa, coffee, cotton, ethanol, orange juice, wood pulp, sugar, foreign currency and equity index futures and options. ICE® conducts its energy futures markets, including the leading oil benchmark contracts, through its London-based exchange, ICE Futures EuropeTM. ICE conducts its global agricultural commodity, foreign exchange and equity index futures markets through its U.S. and Canadian exchanges, ICE Futures U.S.TM and ICE Futures CanadaTM, and offers clearing services through ICE Clear U.S.TM and ICE Clear CanadaTM. ICE’s state-of-the-art electronic trading platform serves market participants in more than 55 countries. ICE is included in the Russell 1000® Index and the S&P 500 Index. Headquartered in Atlanta, ICE has offices in Calgary, Chicago, Houston, London, New York, Singapore and Winnipeg. For more information, please visit www.theice.com.
Forward-Looking Statements
This press release may contain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding IntercontinentalExchange’s business that are not historical facts are forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. These statements are not guarantees of future performance and actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statement. The factors that might affect our performance, include, but are not limited to: our business environment; increasing competition and consolidation in our industry; technological developments, including clearing developments; our initiative to establish a European clearing house; the accuracy of our cost estimates and expectations; adjustments to exchange fees or commission rates; our belief that cash flows will be sufficient to fund our working capital needs and capital expenditures, at least through the end of 2009; our ability to increase the connectivity to our marketplace; our ability to develop new products and services and pursue strategic acquisitions and alliances on a timely, cost-effective basis; maintaining existing market participants and attracting new ones; protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; changes in domestic and foreign regulations or government policy; adverse litigation results; our belief that our electronic trade confirmation service could attract new market participants; our belief in our electronic platform and disaster recovery system technologies and the ability to gain access to comparable products and services if our key technology contracts were terminated; and the risk that acquired businesses will not be integrated successfully or the revenue opportunities, cost savings and other anticipated synergies from mergers or acquisitions may not be fully realized or may take longer to realize than expected. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on February 13, 2008. This filing is also available in the Investors & Media section of our website. You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release. Except for any obligations to disclose material information under the Federal securities laws, ICE undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date of this press release.

Consolidated Unaudited Financial Statements
INTERCONTINENTALEXCHANGE, INC. AND SUBSIDIARIES
CONSOLIDATED UNAUDITED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	March 31,
	2008	2007
Revenues:
Transaction fees, net	$177,432	$109,341
Market data fees	24,720	14,019
Other	5,062	3,248

Total revenues	207,214	126,608

Operating expenses:
Compensation and benefits	30,679	21,758
Professional services	6,972	4,863
Patent royalty	—	1,705
Selling, general and administrative	14,337	12,130
Depreciation and amortization	10,946	6,509

Total operating expenses	62,934	46,965

Operating income	144,280	79,643

Other income (expense):
Interest and investment income	2,919	2,824
Interest expense	(5,134)	(3,795)
Other income, net	354	9,192

Total other income (expense), net	(1,861)	8,221

Income before income taxes	142,419	87,864
Income tax expense	50,129	32,278

Net income	$92,290	$55,586

Earnings per common share:
Basic	$1.31	$0.82

Diluted	$1.29	$0.80

Weighted average common shares outstanding:
Basic	70,361	67,534

Diluted	71,348	69,758

INTERCONTINENTALEXCHANGE, INC. AND SUBSIDIARIES
CONSOLIDATED UNAUDITED BALANCE SHEET
(IN THOUSANDS)

March 31,
2008
ASSETS
Current assets:
Cash and cash equivalents	$215,877
Restricted cash	18,146
Short-term investments	60,776
Customer accounts receivable, net	74,524
Margin deposits and guaranty funds	945,511
Prepaid expenses and other current assets	19,506

Total current assets	1,334,340

Property and equipment, net	62,683

Other noncurrent assets:
Goodwill	1,054,500
Other intangible assets, net	544,516
Cost method investments	38,778
Long-term investments	9,375
Other noncurrent assets	8,743

Total other noncurrent assets	1,655,912

Total assets	$3,052,935

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$25,073
Accrued salaries and benefits	6,975
Current portion of licensing agreement	11,057
Current portion of long-term debt	37,500
Income taxes payable	21,655
Margin deposits and guaranty funds	945,511
Other current liabilities	6,769

Total current liabilities	1,054,540

Noncurrent liabilities:
Noncurrent deferred tax liability, net	111,213
Long-term debt	175,000
Noncurrent portion of licensing agreement	88,174
Unearned government grant	8,301
Other noncurrent liabilities	21,221

Total noncurrent liabilities	403,909

Total liabilities	1,458,449

SHAREHOLDERS’ EQUITY:
Common stock	715
Treasury stock, at cost	(56,617)
Additional paid-in capital	1,097,760
Retained earnings	523,998
Accumulated other comprehensive income	28,630

Total shareholders’ equity	1,594,486

Total liabilities and shareholders’ equity	$3,052,935